Contact:

Paul G. Henning
212 245 8800 ext. 221
phenning@cameronassoc.com
         or
Alison Ziegler
212 245 8800 ext. 208
alison@cameronassoc.com
Cameron Associates

     Tarpon Industries, Inc. Reports Record Second Quarter Sales and Revenue

                    -  Revenue Up 42% to $21.4 Million
                    -  Gross Profit Rises to $1.46 Million
                    -  Q2 EBITDA Turns Positive $86,325



MARYSVILLE, MI----August 22, 2006 -- Tarpon Industries, Inc. (AMEX:TPO ), a manufacturer and distributor of structural and mechanical steel tubing and engineered steel storage rack systems, today announced that for the second quarter ended June 30, 2006, revenue increased 42% to $21.4 million, compared to $15.0 million for the quarter ended June 30, 2005. The company reported a net loss of $5.68 million, after a one time impairment charge of $4,326,177, or $1.22 per fully diluted share, compared to a loss of $1.46 million or $.0.32 per fully diluted share in the comparable 2005 quarter.

Gross profit for the second quarter ended June 30, 2006 was $1.46 million, compared to the $894,000 in the second quarter of 2005.

EBITDA for the 2006 second quarter, before impairment charges, was $86,325, the first positive EBITDA quarter since the company's February 2005 IPO, compared to ($1,308,279) reported in the first quarter ended March 31, 2006.

Revenue for the six month period ended June 30, 2006 was $38.4 million an increase of 31.9 % compared to the $29.1 million reported in the six months ended June 30, 2005 (which included the operations of Steelbank only from mid-February2005). The net loss for the 2006 six month period was $8.54 million, or $.1.84 per fully diluted share, compared to the $3.07 million, or $0.82 per fully diluted share reported in the comparable 2005 period. Gross profit increased to $2.9 million for the six months ended June 2006 compared to $1.6 million in the six months ended June 30, 2005.

The loss for both the quarter and the six month period reflects impairment of Steelbank goodwill and intangibles of $3,576, 000 and impairment of the Haines Road real estate of $750,000. Interest expense for the third quarter and six month periods ending June 30, 2006 was $1,246,588 and $2,611,811 respectively.

"We made solid progress in growing our revenue as we increased our customer base in the mechanical tube business while growing market share in the material handling industry markets," said James W. Bradshaw, chairman and CEO. "In addition, we reduced our SG&A expense from the first quarter, and implemented cost reductions and more cost-effective procedures that are beginning to take hold. There is more to be done, but as the company continues to grow the top line, we are already implementing many processes and programs that can build greater efficiency and lower costs"

"EBITDA for the quarter improved dramatically," noted J. Stanley Baumgartner, chief financial officer of Tarpon since June, 2006. "Jim and I have forged a solid working relationship with a primary objective of substantially improving gross margins. We are encouraged by our progress, and remain focused on producing solid and measurable improvements to Tarpon's top and bottom line in the quarters ahead."

"In regard to those improvements, we remain focused on and fully anticipate that the company will maintain a consistent level of sales momentum and growth," concluded Mr. Bradshaw. "In addition, we will to reduce SG&A by a half million dollars, and plan to attain 13-15% gross margins by the end of fiscal 2006. By doing so, we fully expect that the company will again reach positive EBITDA levels in the third quarter, and will attain positive net income and earnings per share in the fourth quarter of 2006.."

Tarpon Industries, Inc. will hold a conference call at 11:00 AM. ET on Wednesday, August 23, 2006. Interested parties are invited to listen to the call live or over the Internet at http://viavid.net/dce.aspx?sid=00003450. The call will also be available by dialing 888-694-4702, or for international callers, 973-582-2741. If you are unable to participate, an audio digital replay of the call will be available from August 23, 2006 at 1:00 PM until 11:59 PM on August 26, 2006 by dialing 1-877-519-4471 (domestic) or 1-973-341-3080 (international)
using replay pin number 7749882.

Tarpon Industries, Inc.

Tarpon Industries, Inc., through its wholly owned subsidiaries within the United States and Canada, manufactures and sells structural and mechanical steel tubing and engineered steel storage rack systems. The company's mission is to become a larger and more significant manufacturer and distributor of structural and mechanical steel tubing, engineered steel storage rack systems and related products. For more information, please visit Tarpon's website at http://www.tarponind.com.

Forward-Looking Statements

Certain statements made by Tarpon in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales, our ability to successfully integrate acquisitions, changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors, costs related to legal and administrative matters, our ability to realize cost savings expected, inefficiencies related to production that are greater than anticipated, changes in technology and technological risks, foreign currency fluctuations, increased fuel costs, increased steel costs as it relates to our selling price, work stoppages and strikes at our facilities and those of our customers, the presence of downturns in customer markets where the company's goods and services are sold, financial and business downturns of our customers or vendors, and other factors, uncertainties, challenges, and risks detailed in Tarpon's public filings with the Securities and Exchange Commission. Tarpon does not intend or undertake any obligation to update any forward-looking statements.


                                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                                              (unaudited)

                                            Three Months Ended June 30,          Six Months Ended June 30,
                                            ---------------------------          -------------------------
                                               2006              2005              2006             2005
                                           -------------     -------------     -------------    -------------

REVENUES:
Sales, net of customer discounts        $   ,21,484,931   $    15,086,908   $    38,492,095  $    29,105,264

Cost of goods sold                           20,022,119        14,192,483        35,515,282       27,426,915
                                           -------------     -------------     -------------    -------------

          Gross Profit                        1,462,812           894,425         2,976,813        1,678,349

OPERATING EXPENSES:
Selling, general and administrative           2,419,911         2,121,866         5,331,931        4,480,482
expenses
Impairment                                    4,326,177                 -         4,326,177                -
                                           -------------     -------------     -------------    -------------
          Total operating expense             6,746,088         2,121,866         9,658,108        4,480,482


OPERATING LOSS                              (5,283,276)       (1,227,441)       (6,681,295)      (2,802,133)

OTHER (INCOME) EXPENSE:
Miscellaneous (income) expense                  (4,729)            27,989          (48,737)           41,352
Financing costs                                  21,911            14,776            43,549           29,691
Gain on derivatives                           (794,000)                 -         (693,000)                -
Foreign exchange (gain) loss                   (64,837)            71,114          (51,464)         (53,346)
                                           -------------     -------------     -------------    -------------
          Total other (income)                (841,655)           113,879         (749,652)           17,697
expense
                                           -------------     -------------     -------------    -------------

INTEREST EXPENSE, NET:
Interest                                      1,255,697           186,818         2,646,916          458,148
Interest income                                 (9,109)              (44)          (35,035)          (4,849)
                                           -------------     -------------     -------------    -------------
          Total interest expense, net         1,246,588           186,774         2,611,881          453,299
                                           -------------     -------------     -------------    -------------

LOSS BEFORE INCOME TAXES                    (5,688,209)       (1,528,094)       (8,543,524)      (3,273,129)
INCOME TAX PROVISION (BENEFIT)                        -          (60,295)                 -        (195,621)
                                           -------------     -------------     -------------    -------------

NET LOSS                                $   (5,688,209)   $   (1,467,799)   $   (8,543,524)  $   (3,077,508)
                                           =============     =============     =============    =============

NET LOSS PER COMMON SHARE - BASIC       $        (1.22)   $        (0.32)   $        (1.84)  $        (0.82)
AND DILUTED
                                           =============     =============     =============    =============

WEIGHTED AVERAGE NUMBER OF COMMON             4,671,384         4,640,130         4,655,843        3,740,386
SHARES OUTSTANDING
                                           =============     =============     =============    =============



                                     CONSOLIDATED BALANCE SHEETS

                                                                        June 30        December 31,
                                                                          2006             2005
                                                                  ----------------------------------
                                                                      (unaudited)
   ASSETS:
   CURRENT ASSETS:

   Cash and cash equivalents                                            $  408,799      $ 7,317,364
                                                                  ----------------    -------------
         Total current assets                                           19,599,157       22,334,712

                                                                  ----------------    -------------
   TOTAL ASSETS                                                        $31,587,801     $ 39,005,921
                                                                  ================    =============

   LIABILITIES AND SHAREHOLDERS' EQUITY:
   CURRENT LIABILITIES:                                                $10,530,454       33,417,628


   Long-term debt less current maturities                                    6,522           10,242
   Other long-term liabilities                                             219,000          382,667
                                                                  ----------------    -------------
   TOTAL LIABILITIES                                                    34,349,282       33,810,537

                                                                  ----------------    -------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $31,587,801     $ 39,005,921
                                                                  ================    =============
